UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Separate Share Trust f/b/o, William P. Lauder u/a/d 12/15/76 (1) c/o: Anthony E. Malkin
   107 Doubling Road
   Greenwich, CT  06830
2. Date of Event Requiring Statement (Month/Day/Year)
   1/1/1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Class A Common Stock                       |578,852               |D (2)           |                                               |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Class B Common Stock    |Immed.   |N.A.     |Class A Common Stock   |571,727  |1:1       |D (2)        |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. The full name of the Trust is: Separate Share Trust f/b/o William P. Lauder u/a/d December 15, 1976, created by Leonard A. Lauder, as
Grantor.
2. The shares owned by the Reporting Person were formerly reported together with shares in another separate share Trust (described in the next sentence) by the Trust f/b/o Gary M. Lauder and William P. Lauder u/a/d December
15, 1976, created by Leonard A. Lauder, as Grantor (the "GML/WPL Trust"). The other Separate Share Trust that was included in the GML/WPL Trust was the Separate Share Trust f/b/o Gary M. Lauder u/a/d December 15, 1976, by Leonard A. Lauder, as Grantor. At the close of business on December 31, 1998, Joel S. Ehrenkranz and Carol S.
Boulanger resigned as trustees of both separate share trusts. Effective January 1, 1999, new and separate trustees accepted appointments to replace them and accordingly the two separate share trusts will report separately.
SIGNATURE OF REPORTING PERSON
Anthony E. Malkin, Trustee
DATE
1/7/1999